Exhibit 99.1

Steve Madden Announces Record Third Quarter 2012 Results

LONG ISLAND CITY, N.Y., November 1, 2012 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2012.

For the Third Quarter 2012:

•	Net sales increased 13.7% to $356.9 million.
•	Retail comparable store sales increased 8.6%.
•	Gross margin improved to 36.8% compared to 34.9% in the third quarter of 2011.
•	The effective tax rate was 35.4% compared to 39.0% in the prior year’s third quarter due to the reinvestment, indefinitely, of a portion of earnings from the Company’s foreign operations in such foreign operations.
•	Net income was $37.9 million, or $0.86 per diluted share. Net income included a $5.1 million impairment charge and a $0.9 million charge for bad debt, both related to the bankruptcy of Bakers Footwear Group. On an after-tax basis, these charges negatively impacted net income by $3.7 million, or $0.08 per diluted share. Net income in the third quarter of 2011 was $31.9 million, or $0.74 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We saw continued strength in the business during the third quarter, delivering the highest quarterly sales and earnings in the Company’s 22 year history. We achieved double-digit sales growth, gross margin improvement and operating expense leverage in both our wholesale and retail businesses in the quarter. Our flagship Steve Madden brand performed particularly well, as consumers continue to respond to our fashion-forward, on-trend product. Overall, we are pleased with the momentum in our business and are confident that we can continue to drive strong sales and earnings growth in the balance of 2012 and beyond.”

Third Quarter 2012 Results

Third quarter net sales increased 13.7% to $356.9 million compared to $313.9 million in the same period of 2011. Net sales from the wholesale business grew 12.0% to $311.5 million compared to $278.3 million in the third quarter of 2011, driven by strong growth in the Steve Madden Women’s business as well as the benefit from the acquisition of SM Canada. Retail net sales rose 27.2% to $45.3 million compared to $35.6 million in the third quarter of the prior year. Same store sales increased 8.6% following a 13.2% increase in the prior year’s third quarter.

Gross margin expanded 190 basis points to 36.8% in the third quarter of 2012 compared to 34.9% in the same period last year. Gross margin in the wholesale business was 33.3% compared to 31.9% in the prior year’s third quarter, with improvements in both the wholesale footwear and wholesale accessories businesses. Retail gross margin increased to 60.7% in the third quarter of 2012 compared to 58.4% in the third quarter of 2011, due primarily to the impact from the higher-margin SM Canada retail business as well as reduced promotional activity.

Operating expenses as a percentage of sales remained flat to the prior year’s third quarter at 20.6% as a result of leverage on higher sales in both wholesale and retail, offset by an increased mix of retail, which has higher operating expenses as a percentage of sales than the wholesale business.

Operating income for the third quarter was $56.4 million, or 15.8% of net sales. Excluding the aforementioned charges for impairment and bad debt related to the bankruptcy of Bakers Footwear Group, operating income for the third quarter was $62.4 million, or 17.5% of net sales, compared to operating income of $50.5 million, or 16.1% of net sales, in the same period of 2011.

Third quarter net income was $37.9 million, or $0.86 per diluted share. Net income included a $5.1 million impairment charge and a $0.9 million charge for bad debt, both related to the bankruptcy of Bakers Footwear Group. On an after-tax basis, these charge negatively impacted net income by $3.7 million, or $0.08 per diluted share. Net income in the third quarter of 2011 was $31.9 million, or $0.74 per diluted share.

The Company opened three Steve Madden full-price stores in the third quarter and ended the quarter with 99 company-operated retail locations, including eight outlets and two Internet stores.

For the First Nine Months of 2012:

•	For the first nine months of 2012, net sales increased 32.3% to $911.5 million from $688.8 million in the comparable period last year.
•	Net income was $86.7 million, or $1.97 per diluted share, for the first nine months of 2012. Net income for the first nine months of 2011 was $73.5 million, or $1.70 per diluted share.

At the end of the third quarter, cash, cash equivalents and marketable securities totaled $154.4 million.

Company Outlook

For fiscal 2012, the Company now expects that net sales will increase 25 – 26% from 2011. Diluted EPS is now expected to be in the range of $2.64 – $2.69. The current EPS guidance includes the aforementioned charges for impairment and bad debt related to the bankruptcy of Bakers Footwear Group, which were not included in the previous EPS guidance of $2.67 – $2.77 and negatively impacted EPS by $0.08.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, Thursday, November 1, 2012, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176 (U.S.) and 858-384-5517 (international), passcode 9118472, and will be available until December 1, 2012.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, R2 by Report, Big Buddha, Wild Pair and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 104 retail stores (including the Company’s three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2012	Sep. 30, 2011	Sep. 30, 2012	Sep 30, 2011

Net sales	$356,883	$313,887	$911,545	$688,794
Cost of sales	225,668	204,434	579,983	426,114
Gross profit	131,215	109,453	331,562	262,680
Commission and licensing fee income, net	3,875	5,649	12,600	14,648
Operating expenses	73,573	64,594	205,482	162,177
Impairment charges and provision for litigation	5,144	—	9,454
Income from operations	56,373	50,508	129,226	115,151
Interest and other income, net	2,138	1,732	4,271	4,905
Income before provision for income taxes	58,511	52,240	133,497	120,056
Provision for income taxes	20,698	20,372	46,869	46,641
Net income	37,813	31,868	86,628	73,415
Net income (loss) attributable to noncontrolling interest	(83)	(43)	(35)	(132)
Net income attributable to Steven Madden, Ltd	$37,896	$31,911	$86,663	$73,547

Basic income per share	$0.88	$0.75	$2.02	$1.74
Diluted income per share	$0.86	$0.74	$1.97	$1.70

Basic weighted average common shares outstanding	43,131	42,430	42,936	42,180
Diluted weighted average common shares outstanding	44,237	43,407	44,021	43,153

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	Sep. 30, 2012	Dec 31, 2011	Sep. 30, 2011
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$64,927	$102,830	$35,141
Marketable securities (current & non current)	89,428	77,663	76,659
Accounts receivables, net	245,072	153,424	219,155
Inventories	84,044	59,644	77,042
Other current assets	30,871	25,000	23,880
Property and equipment, net	43,497	31,587	30,400
Goodwill and intangibles, net	228,059	174,462	170,756
Other assets	9,410	15,176	17,981
Total assets	$795,308	$639,786	$651,014

Accounts payable	$96,725	$69,747	$86,894
Contingent payment liability (current & non current)	57,751	37,921	40,023
Other current liabilities	44,701	51,208	71,143
Other long term liabilities	9,777	6,152	5,953
Total Steven Madden, Ltd stockholders’ equity	586,507	474,876	447,133
Noncontrolling interest	(153)	(118)	(132)
Total liabilities and stockholders’ equity	$795,308	$639,786	$651,014

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Nine Months Ended
	Sep. 30, 2012	Sep. 30, 2011

Net cash provided by operating activities	$14,758	$7,385

Investing Activities
Purchase of property and equipment	(15,617)	(12,246)
Purchases / sales of marketable securities, net	(8,805)	50,902
Purchase of note receivable	(3,085)	—
Payment of contingent liability	(7,076)	—
Acquisition, net of cash acquired	(29,367)	(85,234)
Net cash used in investing activities	(63,950)	(46,578)

Net cash provided by financing activities	11,289	8,183

Net decrease in cash and cash equivalents	(37,903)	(31,010)

Cash and cash equivalents - beginning of period	102,830	66,151

Cash and cash equivalents - end of year period	$64,927	$35,141

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com